Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Provides Financial Guidance

TEANECK, N.J., August 30, 2023 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended June 30, 2023 and provided guidance for the year ending June 30, 2024.

Highlights for the three months ended June 30, 2023 (compared to the three months ended June 30, 2022)

-Net sales of $255.0 million, a decrease of $0.2 million, or less than 1%
-Net income of $11.5 million, an increase of $4.0 million, or 54%
-Diluted EPS of $0.28, an increase of $0.10, or 54%
-Adjusted EBITDA of $32.3 million, an increase of $0.8 million, or 3%
-Adjusted net income of $15.2 million, an increase of $0.7 million, or 5%
-Adjusted diluted EPS of $0.38, an increase of $0.02, or 5%

Highlights for the year ended June 30, 2023 (compared to the year ended June 30, 2022)

-Net sales of $977.9 million, an increase of $35.6 million, or 4%
-Net income of $32.6 million, a decrease of $16.6 million, or 34%
-Diluted EPS of $0.81, a decrease of $0.40, or 34%
-Adjusted EBITDA of $112.8 million, an increase of $1.7 million, or 2%
-Adjusted net income of $49.0 million, a decrease of $4.2 million, or 8%
-Adjusted diluted EPS of $1.21, a decrease of $0.10, or 8%

We are providing full fiscal year 2024 guidance, which includes:

-	Net sales of $1.0 to $1.05 billion
-	Adjusted EBITDA of $115 to $121 million

This guidance reflects assumed projected foreign exchange rates applicable to fiscal year 2024. Additional details on guidance are included below and will be discussed on the Company’s upcoming conference call.

COMMENTARY

“I am pleased that our business continues to grow year-over-year and we delivered fiscal year 2023 net sales and adjusted EBITDA results in line with our guidance,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer.

Jack continued, “I am excited about the opportunities on the horizon in fiscal year 2024, particularly related to vaccines and nutritional specialties. I am confident we have the team in place to grow the business and continue to realize a return on our ongoing strategic investments in key Animal Health product categories.”

QUARTERLY RESULTS

Net sales

Net sales of $255.0 million for the three months ended June 30, 2023, decreased $0.2 million, or less than 1%, as compared to the three months ended June 30, 2022. Animal Health and Performance Products increased $10.2 million and $0.5 million, respectively. Mineral Nutrition decreased $10.9 million.

Animal Health

Net sales of $176.8 million for the three months ended June 30, 2023, increased $10.2 million, or 6%. Net sales of MFAs and other increased $2.4 million, or 2%, due to increased demand for our processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products increased $2.1 million, or 5%, due to higher average selling prices and an increase in microbial products. Net sales of vaccines increased $5.7 million, or 25%, due to an increase in domestic and international demand, along with new product launches in Latin America.

Mineral Nutrition

Net sales of $58.4 million for the three months ended June 30, 2023, decreased $10.9 million, or 16%, driven by a decrease in demand for trace minerals, partially offset by higher average selling prices. The increase in average selling prices is correlated to the movement of the underlying raw material costs.

Performance Products

Net sales of $19.9 million for the three months ended June 30, 2023, increased $0.5 million, or 3%, driven by increased demand and higher average selling prices for copper-related products.

Gross profit

Gross profit of $76.7 million for the three months ended June 30, 2023, decreased $1.8 million, or 2%, as compared to the three months ended June 30, 2022. Gross margin decreased 60 basis points to 30.1% of net sales for the three months ended June 30, 2023, as compared to 30.7% for the three months ended June 30, 2022. The quarter ended June 30, 2022, included $0.2 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $1.4 million, primarily driven by favorable product mix and higher sales volume, partially offset by higher production costs. Mineral Nutrition gross profit decreased $3.3 million, driven by lower sales volume and an increase in raw material costs. Performance Products gross profit decreased $0.1 million.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $52.9 million for the three months ended June 30, 2023, decreased $2.6 million, or 5%, as compared to the three months ended June 30, 2022.

Animal Health and Mineral Nutrition SG&A decreased $2.9 million and $0.5 million, respectively, due to decreased spending. Performance Products SG&A was comparable to prior year. Corporate costs increased by $0.7 million, driven by the planned increase in strategic investments.

Interest expense, net

Interest expense, net of $4.5 million for the three months ended June 30, 2023, increased by $1.4 million, as compared to the three months ended June 30, 2022, due to increased debt outstanding and higher floating interest rates on portions of debt outstanding, partially offset by increased interest income and a lower average fixed rate from our interest rate swap agreements.

Foreign currency (gains) losses, net

Foreign currency gains, net for the three months ended June 30, 2023, were $2.2 million, as compared to $7.4 million of net losses for the three months ended June 30, 2022. Foreign currency gains and losses were driven by fluctuations in certain currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $9.9 million and $4.9 million for the three months ended June 30, 2023 and 2022, respectively. The effective income tax rate was 46.4% and 39.5% for the three months ended June 30, 2023 and 2022, respectively. The provision for income taxes for the three months ended June 30, 2023, included a net cost of $1.0 million for certain one-time items including the net cost of withholding taxes related to dividends received from an international affiliate and the benefit of the lapse of the statute of limitations related to certain unrecognized tax benefits. The effective income tax rate, without these items, would have been 41.6% for the three months ended June 30, 2023.

Net income

Net income of $11.5 million for the three months ended June 30, 2023, increased $4.0 million, as compared to net income of $7.5 million for the three months ended June 30, 2022. Operating income increased $0.9 million, driven by reduced SG&A, partially offset by unfavorable gross profit. The decrease in gross profit was due to lower demand for trace minerals. Interest expense, net increased $1.4 million and foreign currency (gains) losses, net changed by $9.6 million. Income tax expense increased by $5.1 million.

Adjusted EBITDA

Adjusted EBITDA of $32.3 million for the three months ended June 30, 2023, increased $0.8 million, or 3%, as compared to the three months ended June 30, 2022. Animal Health Adjusted EBITDA increased $4.4 million due to gross profit from increased sales and lower SG&A spending. Mineral Nutrition Adjusted EBITDA decreased $2.8 million, driven by lower gross profit, partially offset by lower SG&A spending. Performance Products Adjusted EBITDA decreased $0.1 million due to lower gross profit. Corporate expenses increased $0.6 million, driven by increased strategic investments.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended June 30, 2023 and 2022, were 29.9% and 35.5%, respectively.

Adjusted net income

Adjusted net income of $15.2 million for the three months ended June 30, 2023, increased $0.7 million, or 5%, as compared to the prior year. The increase was driven by decreased SG&A and a lower adjusted tax provision, partially offset by lower gross profit and higher interest expense. The decrease in gross profit resulted from higher raw material and production costs. SG&A expenses decreased with reduced spending.

Adjusted diluted EPS

Adjusted diluted EPS was $0.38 for the quarter, an increase of $0.02, or 5%, as compared to $0.36 in the prior year.

FULL YEAR RESULTS

Net sales

Net sales of $977.9 million for the year ended June 30, 2023, increased $35.6 million, or 4%, as compared to the year ended June 30, 2022. Animal Health sales increased $52.8 million. Mineral Nutrition and Performance Products sales decreased by $16.9 million and $0.3 million, respectively.

Animal Health

Net sales of $659.9 million for the year ended June 30, 2023, increased $52.8 million, or 9%. Net sales of MFAs and other increased $25.8 million, or 7%, due to increased demand for our MFAs, particularly in the U.S. and Latin America regions, and for processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products grew $15.3 million, or 10%, due to strong demand in dairy products and increased sales of Rejensa®, our companion animal product. Net sales of vaccines increased $11.7 million, or 13%, with an increase in domestic and international demand, along with new product launches in Latin America.

Mineral Nutrition

Net sales of $242.7 million for the year ended June 30, 2023, decreased $16.9 million, or 6%, primarily driven by a decrease in demand for trace minerals, partially offset by higher average selling prices. The increase in average selling prices is correlated to the movement of the underlying raw material costs.

Performance Products

Net sales of $75.4 million for the year ended June 30, 2023, decreased $0.3 million, or less than 1%, as a result of decreased demand for both personal care product ingredients and copper-related products, partially offset by higher average selling prices for these products.

Gross profit

Gross profit of $298.2 million for the year ended June 30, 2023, increased $12.8 million, or 4%, as compared to the year ended June 30, 2022. Gross margin increased 20 basis points to 30.5% of net sales for the year ended June 30, 2023, as compared to 30.3% for the year ended June 30, 2022. The year ended June 30, 2022, included $0.3 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $17.6 million due to higher product demand, partially offset by higher raw material and logistics costs. Mineral Nutrition gross profit decreased $6.9 million, driven by lower sales volume and an increase in raw material costs. Performance Products gross profit increased $1.7 million, due primarily to more favorable product mix.

Selling, general and administrative expenses

SG&A expenses of $226.4 million for the year ended June 30, 2023, increased $20.0 million, or 10%, as compared to the year ended June 30, 2022. SG&A for the year ended June 30, 2023, included $6.9 million of environmental remediation costs mostly related to the definitive settlement agreement related to the Omega Chemical Site. SG&A for the year ended June 30, 2022, included a $1.2 million gain on sale of investment and $0.3 million of acquisition-related transaction costs. Excluding these items, SG&A increased $12.2 million, or 6%.

Animal Health SG&A increased $6.6 million, primarily due to an increase in employee-related costs, and an increase in selling costs for our companion animal product. Mineral Nutrition SG&A decreased $0.2 million. Performance Products SG&A increased $1.2 million, mainly due to an increase in employee-related costs. Corporate expenses increased $4.7 million due to an increase in employee-related costs and strategic investments.

In July 2023, we entered into an annuity purchase agreement to irrevocably transfer a portion of the pension benefit obligation to a third-party insurance company. The annuity purchase price was $26.4 million and was approximately equal to the benefit obligation transferred. The annuity purchase was funded from pension assets. During the three months ending September 30, 2023, we will recognize the cost of a partial settlement of the pension plan to record an expense of approximately $10.4 million, resulting from the recognition of net pension losses currently included in Accumulated other comprehensive income and a benefit for income taxes of approximately $2.7 million.

Interest expense, net

Interest expense, net of $15.3 million for the year ended June 30, 2023, increased by $3.4 million as compared to the year ended June 30, 2022. Interest expense increased as a result of increased debt outstanding and higher floating interest rates on portions of debt outstanding, partially offset by increased interest income and a lower average fixed rate from our interest rate swap agreements.

Foreign currency (gains) losses, net

Foreign currency losses, net for the year ended June 30, 2023, were $2.5 million, as compared to net gains of $5.2 million for the year ended June 30, 2022. Current period losses were driven by fluctuations in certain currencies related to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $21.5 million and $23.2 million for the years ended June 30, 2023 and 2022, respectively. The effective income tax rate was 39.7% and 32.0% for the years ended June 30, 2023 and 2022, respectively. Our effective income tax rate has varied from period to period from a federal statutory rate perspective due to the mix of income in the various jurisdictions where we have operations, changes in tax rates from period to period and the effects of certain other items. The provision for income taxes for the year ended June 30, 2023, included a net cost of $1.5 million for certain one-time items including (i) Global Intangible Low-Tax Income (“GILTI”) income taxes that were modified by IRS guidance issued subsequent to June 30, 2023, (ii) the net cost of withholding taxes related to dividends received from an international affiliate and (iii) the net benefit related to certain unrecognized tax benefits from adjustments to and the lapse of statute of limitations of prior years. The provision for income taxes for the year ended June 30, 2022, included a net cost of $0.8 million for certain items including (i) a benefit from the reversal of uncertain tax positions related to settlements and the lapse of statute of limitations of prior years, (ii) an expense related to increases to reserves for uncertain tax positions due to the complex nature of tax law in various jurisdictions and related interpretations of tax law, (iii) a benefit from the release of a valuation allowance, and (iv) an expense related to a detailed analysis of various other items. The effective income tax rate without these items would have been 36.9% and 30.9% for the years ended June 30, 2023 and 2022, respectively.

We record the GILTI-related aspects of comprehensive U.S. income tax legislation as a period expense. The provision for income taxes for the years ended June 30, 2023 and 2022, included $1.8 million and $0.2 million of federal tax expense from the effects of GILTI, respectively. Our effective income tax rate included 3.3% and 0.3% related to GILTI income tax expense in the years ended June 30, 2023 and 2022, respectively. GILTI expense increased due to final foreign tax credit regulations that were effective for our fiscal year 2023.

In July 2023, the IRS provided guidance to taxpayers in determining whether a foreign tax is eligible for a U.S. foreign tax credit for tax years 2022 and 2023. As a result of this new guidance, the Company has concluded that we will record a tax benefit of approximately $1.2 million related to the year ended June 30, 2023 in the three months ending September 30, 2023.

Net income

Net income of $32.6 million for the year ended June 30, 2023, decreased $16.6 million, as compared to net income of $49.2 million for the year ended June 30, 2022. Operating income decreased $7.1 million driven by higher SG&A, partially offset by higher gross profit. The increase in gross profit was driven by higher product demand in Animal Health and Performance Product, partially offset by higher raw material costs and production costs. SG&A expenses increased by $20.0 million due to environmental remediation costs, higher employee-related costs and strategic investments. Interest expense, net increased $3.4 million, and the change in foreign currency (gains) losses, net resulted in a $7.7 million reduction in income before income taxes for the year ended June 30, 2023. Income tax expense decreased $1.7 million.

Adjusted EBITDA

Adjusted EBITDA of $112.8 million for the year ended June 30, 2023, increased $1.7 million, or 2%, as compared to the year ended June 30, 2022. Animal Health Adjusted EBITDA increased $12.0 million, driven by higher sales and increased gross profit, partially offset by an increase in SG&A. Mineral Nutrition Adjusted EBITDA decreased $6.6 million, driven by lower sales volume and higher raw material costs. Performance Products Adjusted EBITDA increased by $0.6 million due to higher gross profit, partially offset by an increase in SG&A. Corporate expenses increased $4.4 million due to increased employee-related costs and strategic investments.

Adjusted provision for income taxes

The adjusted effective income tax rates for the year ended June 30, 2023 and 2022, were 33.0% and 29.5%, respectively. The increase in our adjusted effective income tax rate was driven by an unfavorable shift in the geographical mix of earnings.

The adjusted provision for income taxes for the years ended June 30, 2023 and 2022, included $0.6 million and $0.2 million from the adjusted effects of GILTI, respectively. Our effective income tax rate included 0.8% and 0.3% related to adjusted GILTI income tax expense.

Adjusted net income

Adjusted net income of $49.0 million for the year ended June 30, 2023, decreased $4.2 million, or 8%, as compared to the prior year. The decrease was driven by higher SG&A, higher interest expense, net and a higher provision for income taxes, partially offset by higher gross profit. The increase in gross profit resulted from higher sales, partially offset by higher raw material and production costs. SG&A expenses increased due to higher employee-related costs and a planned increase in strategic investments.

Adjusted diluted EPS

Adjusted diluted EPS was $1.21 for the year ended June 30, 2023, a decrease of $0.10, or 8%, as compared to $1.31 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $(24) million(1) for the twelve months ended June 30, 2023
●	4.2x gross leverage ratio as of June 30, 2023
-$476 million total debt
-$113 million Adjusted EBITDA for the twelve months ended June 30, 2023
●	Liquidity of $248 million, consisting of $81 million of cash and short-term investments on hand and $167 million of available revolving credit (subject to leverage ratio limitations) as of June 30, 2023

(1)	Free cash flow equals cash flow from operating activities less capital expenditures for the 12-months ended June 30, 2023, and excludes a $15 million purchase of property financed in part by a secured term loan during the quarter ended September 30, 2022, included within capital expenditures in the Consolidated Statements of Cash Flows, included in Item 8 of our Annual Report on Form 10-K.

FISCAL YEAR 2024 FINANCIAL GUIDANCE

The Company’s guidance on a consolidated basis for the year ending June 30, 2024, with year-over-year percentage growth estimates calculated using the midpoint of the ranges provided, is as follows:

●	Net sales of $1.0 to $1.05 billion, 5% growth
●	Net income of $31 to $36 million, 2% growth
●	Diluted EPS of $0.76 to $0.90, 2% growth
●	Adjusted EBITDA of $115 to $121 million, 5% growth
●	Adjusted net income of $45 to $51 million, 2% decline
●	Adjusted diluted EPS of $1.12 to $1.27, 2% decline
●	Adjusted effective tax rate of 33% to 35%

Our projected growth on a consolidated basis assumes Sales and Adjusted EBITDA growth in our largest segment, Animal Health, of 5-11% and 7-10%, respectively, while our Mineral Nutrition and Performance Products segments are projected to deliver financial performance in line with the prior fiscal year. Our consolidated financial guidance also assumes a planned year-over-year increase of $3 million, or 9%, in strategic investments intended to further broaden our vaccine, nutritional specialty and companion animal product portfolios.

Guidance for GAAP measures assumes projected foreign exchange rates for the year ending June 30, 2024.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, August 31, 2023
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2023	2022	Change		2023	2022	Change

	(in millions, except per share amounts and percentages)
Net sales	$255.0	$255.3	$(0.2)	(0)%	$977.9	$942.3	$35.6	4%
Cost of goods sold	178.4	176.8	1.5	1%	679.7	656.9	22.8	3%
Gross profit	76.7	78.4	(1.8)	(2)%	298.2	285.4	12.8	4%
Selling, general and administrative	52.9	55.5	(2.6)	(5)%	226.4	206.4	20.0	10%
Operating income	23.8	22.9	0.9	4%	71.8	79.0	(7.1)	(9)%
Interest expense, net	4.5	3.1	1.4	45%	15.3	11.9	3.4	29%
Foreign currency (gains) losses, net	(2.2)	7.4	(9.6)	*	2.5	(5.2)	7.7	*
Income before income taxes	21.4	12.4	9.1	73%	54.1	72.3	(18.3)	(25)%
Provision for income taxes	9.9	4.9	5.1	104%	21.5	23.2	(1.7)	(7)%
Net income	$11.5	$7.5	$4.0	54%	$32.6	$49.2	$(16.6)	(34)%

Net income per share - basic and diluted	$0.28	$0.18	$0.10	54%	$0.81	$1.21	$(0.40)	(34)%

Weighted average common shares outstanding
basic and diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	30.1%	30.7%			30.5%	30.3%
Selling, general and administrative	20.7%	21.8%			23.2%	21.9%
Operating income	9.3%	9.0%			7.3%	8.4%
Income before income taxes	8.4%	4.8%			5.5%	7.7%
Net income	4.5%	2.9%			3.3%	5.2%
Effective tax rate	46.4%	39.5%			39.7%	32.0%

Amounts and percentages may reflect rounding adjustments

*Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2023	2022	Change		2023	2022	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$104.2	$101.7	$2.4	2%	$387.3	$361.5	$25.8	7%
Nutritional specialties	44.6	42.5	2.1	5%	172.5	157.2	15.3	10%
Vaccines	28.0	22.3	5.7	25%	100.0	88.3	11.7	13%
Animal Health	176.8	166.5	10.2	6%	659.9	607.1	52.8	9%
Mineral Nutrition	58.4	69.4	(10.9)	(16)%	242.7	259.5	(16.9)	(6)%
Performance Products	19.9	19.3	0.5	3%	75.4	75.7	(0.3)	(0)%
Total	$255.0	$255.3	$(0.2)	(0)%	$977.9	$942.3	$35.6	4%

Adjusted EBITDA
Animal Health	$37.9	$33.5	$4.4	13%	$136.1	$124.1	$12.0	10%
Mineral Nutrition	3.9	6.7	(2.8)	(42)%	17.4	24.0	(6.6)	(28)%
Performance Products	2.3	2.4	(0.1)	(4)%	9.3	8.7	0.6	7%
Corporate	(11.7)	(11.1)	(0.6)	6%	(50.1)	(45.8)	(4.4)	10%
Total	$32.3	$31.5	$0.8	3%	$112.8	$111.1	$1.7	2%

Ratio to segment net sales
Animal Health	21.4%	20.1%			20.6%	20.4%
Mineral Nutrition	6.6%	9.6%			7.2%	9.3%
Performance Products	11.5%	12.3%			12.4%	11.5%
Corporate (1)	(4.6)%	(4.3)%			(5.1)%	(4.9)%
Total (1)	12.7%	12.4%			11.5%	11.8%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$11.5	$7.5	$4.0	54%	$32.6	$49.2	$(16.6)	(34)%
Interest expense, net	4.5	3.1	1.4	45%	15.3	11.9	3.4	29%
Provision for income taxes	9.9	4.9	5.1	104%	21.5	23.2	(1.7)	(7)%
Depreciation and amortization	8.6	8.4	0.2	2%	34.0	32.7	1.3	4%
EBITDA	34.5	23.9	10.6	45%	103.4	116.9	(13.5)	(12)%
Environmental remediation costs	—	—	—	*	6.9	—	6.9	*
Gain on sale of investment	—	—	—	*	—	(1.2)	1.2	*
Acquisition-related cost of goods sold	—	0.2	(0.2)	*	—	0.3	(0.3)	*
Acquisition-related transaction costs	—	—	—	*	—	0.3	(0.3)	*
Foreign currency (gains) losses, net	(2.2)	7.4	(9.6)	*	2.5	(5.2)	7.7	*
Adjusted EBITDA	$32.3	$31.5	$0.8	3%	$112.8	$111.1	$1.7	2%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)	Reflects ratio to total net sales

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2023	2022	Change		2023	2022	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$11.5	$7.5	$4.0	54%	$32.6	$49.2	$(16.6)	(34)%
Acquisition-related intangible amortization(1)	1.7	1.5	0.2	13%	6.7	5.9	0.7	12%
Acquisition-related intangible amortization(2)	0.8	0.9	(0.2)	(18)%	3.0	3.0	0.1	2%
Acquisition-related cost of goods sold(1)	—	0.2	(0.2)	*	—	0.3	(0.3)	*
Acquisition-related transaction costs(2)	—	—	—	*	—	0.3	(0.3)	*
Environmental remediation costs(2)	—	—	—	*	6.9	—	6.9	*
Gain on sale of investment(2)	—	—	—	*	—	(1.2)	1.2	*
Foreign currency (gains) losses, net(3)	(2.2)	7.4	(9.6)	*	2.5	(5.2)	7.7	*
Adjustments to income taxes(4)	3.4	(3.1)	6.5	*	(2.7)	0.9	(3.6)	*
Adjusted net income	$15.2	$14.5	$0.7	5%	$49.0	$53.2	$(4.2)	(8)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$176.7	$175.1	$1.6	1%	$673.0	$650.6	$22.4	3%
Adjusted gross profit	78.3	80.1	(1.8)	(2)%	304.9	291.7	13.2	5%
Adjusted selling, general and administrative(2)	52.1	54.6	(2.5)	(5)%	216.5	204.4	12.1	6%
Adjusted interest expense, net	4.5	3.1	1.4	45%	15.3	11.9	3.4	29%
Adjusted income before income taxes	21.7	22.4	(0.7)	(3)%	73.1	75.4	(2.3)	(3)%
Adjusted provision for income taxes(4)	6.5	8.0	(1.5)	(18)%	24.2	22.3	1.9	8%
Adjusted net income	$15.2	$14.5	$0.7	5%	$49.0	$53.2	$(4.2)	(8)%

Adjusted net income per share
diluted	$0.38	$0.36	$0.02	5%	$1.21	$1.31	$(0.10)	(8)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	30.7%	31.4%			31.2%	31.0%
Adjusted selling, general and administrative	20.4%	21.4%			22.1%	21.7%
Adjusted income before income taxes	8.5%	8.8%			7.5%	8.0%
Adjusted net income	6.0%	5.7%			5.0%	5.6%
Adjusted effective tax rate	29.9%	35.5%			33.0%	29.5%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization and acquisition-related cost of goods sold
(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, environmental remediation costs, gain on sale of investment, and acquisition-related transaction costs

(3)	Foreign currency (gains) losses, net are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating, Investing and Free Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2023	2022	Change	2023	2022	Change

	(in millions)
EBITDA	$34.5	$23.9	$10.6	$103.4	$116.9	$(13.5)
Adjustments
Environmental remediation costs	—	—	—	6.9	—	6.9
Gain on sale of investment	—	—	—	—	(1.2)	1.2
Acquisition-related cost of goods sold	—	0.2	(0.2)	—	0.3	(0.3)
Acquisition-related transaction costs	—	—	—	—	0.3	(0.3)
Foreign currency (gains) losses, net	(2.2)	7.4	(9.6)	2.5	(5.2)	7.7
Interest paid, net	(4.3)	(2.9)	(1.3)	(14.6)	(11.2)	(3.4)
Income taxes paid	(4.2)	(4.4)	0.2	(20.4)	(17.9)	(2.6)
Changes in operating assets and liabilities and other items	(3.6)	(22.6)	19.0	(64.5)	(50.4)	(14.0)
Net cash provided by operating activities	$20.2	$1.6	$18.7	$13.3	$31.6	$(18.3)

Short-term investments, net	$—	$5.1	$(5.1)	$(23.0)	$26.0	$(49.0)
Capital expenditures	(10.9)	(11.9)	1.0	(51.8)	(37.0)	(14.8)
Business acquisition	—	(2.7)	2.7	—	(13.5)	13.5
Sale of investment	—	—	—	—	1.4	(1.4)
Other investing, net	0.6	0.0	0.6	0.8	0.6	0.2
Net cash used by investing activities	$(10.3)	$(9.5)	$(0.8)	$(74.0)	$(22.6)	$(51.4)
Net cash flow before financing activities	$10.0	$(7.9)	$17.9	$(60.7)	$9.1	$(69.8)

Free cash flow:
Net cash provided by operating activities	$20.2	$1.6	$18.7	$13.3	$31.6	$(18.3)
Capital expenditures	(10.9)	(11.9)	1.0	(51.8)	(37.0)	(14.8)
Building purchase	—	—	—	15.0	—	15.0
Free cash flow (adjusted)	$9.3	$(10.3)	$19.7	$(23.5)	$(5.4)	$(18.1)

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com